High Yield Bond Trust
701387
Question 77C


Combined Special Meetings of the Portfolios

Combined Special Meetings of the Portfolios were held on June 23 and adjourned to June 30, 2005.

There were three proposals submitted to shareholders.
Proposal 1 was the approval of the investment advisory contracts between the Portfolios and TAMIC. The agreements terminated as a matter of law at the closing of the MetLife Transaction. Proposal 2 was the approval of future subadvisory agreements without a shareholder vote.
Proposal 3 was the election of a new member of the Board of Trustees, Elizabeth Forget, who is affiliated with MetLife.

The shareholders approved all proposals.

The following table sets forth the number of shares voted for, against and withheld as to each Proposal.

 Proposal 1


High Yeild Bond Trust
For
  9,795,164.247

Against

477,645.694

Withhold
  1,040,717.059

Total
11,313,527.000

Proposal 2


High Yeild Bond Trust
For
  9,225,479.118

Against

1,278,770.819

Withhold
    809,277.063

Total
11,313,527.000

Proposal 3

High Yeild Bond Trust
For
11,001,074.515

Against

312,452.485

Total
11,313,527.000